News Release
Investor Contacts:
Tirth Patel
Edison Advisors
T: 646-653-7035
tpatel@edisongroup.com

MagneGas Provides Business Update for the Third Quarter of 2018

More than 195% Quarterly Revenue Increase from Last Year

TAMPA, FL – November 14, 2018 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced financial results and provided a business update for the third quarter ended September 30, 2018.

Scott Mahoney, Chief Executive Officer of MagneGas, stated, “2018 has been transformative for many reasons and our rapidly-expanding geographic footprint in the United States has been one of the strongest signals. We proudly announce our monthly sales figures because we’re regularly seeing more than 200% year-over-year growth each month. This not only speaks to our acquisition strategy and due diligence being effective, but I would also like to thank all the teams for the speed and efficiency with which we have effectively integrated our acquisitions and enabling them to be immediately accretive.

With each strategic acquisition and subsequent expansion, more customers and potential partners are recognizing the way our MagneGas2® is transforming their industries in a positive and environmentally-focused way. Revenue for the third quarter, ended September 30, 2018 increased 195% to $2.6 million, largely driven by these new acquisitions.”

We have three major goals: first, we want to scale our US industrial revenues so that we are financial self-sufficient. Second, we want to unlock the growth potential of the European markets. Lastly, we want to explore new and complimentary technology opportunities, leveraging both our existing technologies as well as through partnerships or other technology additions to our patent portfolio. I believe we are hitting on all cylinders and that MagneGas is currently best positioned to maximize our growth potential.”

Third Quarter 2018 Financial Results

Revenue for the third quarter ended September 30, 2018 was to $2.6 million, which equates to a 195% increase compared to the same period last year. The 195% increase in revenue was due primarily to our acquisition of Trico Welding Supplies in Northern California which generated $1.26 million.

For the three months ended September 30, 2018 the cost of revenues was $1.60 million. During this period, we generated a gross profit of $998,000. Gross margins for the three months ended September 30, 2018 and 2017 were 38% and 37%, respectively. The Company recorded $201,809 in additional cost of goods sold during the period due to acquisition accounting. If this amount were excluded, gross margins would have otherwise been 46%.

MagneGas recorded $534,000 in additional cost of goods sold during the period due to acquisition accounting. If this amount were excluded, gross margins would have been 43%. The Company anticipates that margins will improve as all acquired inventory is sold and our cost basis for replacement inventory is reflected in our future cost of goods sold. Partially offsetting this increase in cost of goods sold, the Company has achieved better pricing and terms on select products as it achieves economies of scale and greater buying power.

Operating costs for the three months ended September 30, 2018 and 2017 were $4.5 million and $2.6 million, respectively. Our operating expenses as a percentage of sales were 175.1% and 298% for the three months ended September 30, 2018 and 2017, respectively

Conference Call

MagneGas management will host a conference call on Wednesday, November 14th at 10:00am Eastern Time and provide an update on recent developments, including details of recent acquisitions and other corporate updates. To participate in the call, please dial 1-877-407-0312 (toll-free) in the U.S. and Canada. The conference ID number for both the call and webcast is 13685044.

A live audio webcast of the conference call will also be available on the investor relations page of MagneGas’ corporate website at www.magnegas.com.

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel, MagneGas2®, is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 13 locations across California, Texas, Louisiana, and Florida.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

MagneGas Applied Technology Solutions, Inc.

f/k/a MagneGas Corporation

Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets

Current Assets

Cash	$1,835,912	$586,824
Accounts receivable, net of allowance for doubtful accounts of $166,794 and $101,063, respectively	1,386,523	389,652
Inventory	1,543,817	738,950
Prepaid and other current assets	581,661	198,056
Total Current Assets	5,347,913	1,913,482

Property and equipment, net of accumulated depreciation of $2,535,292 and $2,032,265, respectively	9,131,926	6,865,389
Deposits on acquisition	-	325,000
Intangible assets, net of accumulated amortization of $707,533 and $457,171, respectively	2,232,509	412,331
Security deposits	16,941	27,127
Goodwill	3,343,280	2,108,781

Total Assets	$20,072,569	$11,652,110

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable	$1,571,337	$1,716,661
Accrued expenses	911,402	909,562
Deferred revenue and customer deposits	-	44,095
Capital leases, current	110,074	27,460
Note payable, net of debt discount of $13,903 and $184,204, respectively	125,680	451,754
Promissory notes payable - related party	-	100,000

Total Current Liabilities	2,718,493	3,249,532

Long Term Liabilities
Note payable	520,000	520,000
Capital leases, net of current	217,552	63,839
Total Liabilities	3,456,045	3,833,371

Commitments and Contingencies

Series C Preferred stock: 25,000 shares designated; 0 and 115 shares issued and outstanding with a liquidation preference of approximately $0 at September 30, 2018	-	115,000
Series E Preferred stock: 455,882 shares designated; 36,765 and 316,875 shares issued and outstanding with a liquidation preference of approximately $57,500 at September 30, 2018	50,000	430,950
Series F Preferred Stock: 817,670 shares designated; 0 and 0 shares issued and outstanding with a liquidation preference of approximately $0 at September 30, 2018	-	-

Stockholders’ Equity
Preferred stock: $0.001 par; 10,000,000 shares authorized
Series A Preferred stock: 1,000,000 shares authorized; 1,000,000 shares issued and outstanding with no liquidation preference at September 30, 2018	1,000	1,000
Series B Preferred stock: 2,700 shares designated; 0 shares issued and outstanding at September 30, 2018 and December 31, 2017	-	-
Common stock: $0.001 par; 190,000,000 shares authorized; 59,917,080 shares issued and outstanding at September 30, 2018 and 1,782,864 shares issued and outstanding at December 31, 2017	59,918	1,783
Additional paid-in-capital	91,215,564	71,852,874
Accumulated deficit	(74,709,958)	(64,582,868)

Total Stockholders’ Equity	16,566,524	7,272,789

Total Liabilities, Temporary Equity and Stockholders’ Equity	$20,072,569	$11,652,110

MagneGas Applied Technology Solutions, Inc.

f/k/a MagneGas Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	Sep. 30, 2018	Sep. 30, 2017	Sep. 30, 2018	Sep. 30, 2017

Revenue:	$2,598,820	$879,511	$6,678,285	$2,717,503

Cost of Revenues	1,600,602	552,374	4,331,064	1,588,419
Gross Profit	998,218	327,137	2,347,221	1,129,084

Operating Expenses:
Selling, general and administration	4,133,073	2,453,160	11,220,329	8,366,604
Research and development	4,500	1,470	8,092	125,725
Depreciation and amortization	408,881	166,034	988,354	526,602
Total Operating Expenses	4,546,454	2,620,664	12,216,775	9,018,931

Operating Loss	(3,548,236)	(2,293,527)	(9,869,554)	(7,889,847)

Other Income and (Expense):
Interest	(11,387)	(27,233)	(107,402)	(46,142)
Amortization of debt discount	(52,965)	(804,776)	(169,676)	(951,533)
Other (expense) income	-	481	19,542	(2,066)
Extinguishment of debt	-	-	-	(513,725)
Change in fair value of derivative liability	-	-	-	2,255,322
Total Other Income (Expense)	(64,352)	(831,528)	(257,536)	741,856

Net Loss	(3,612,588)	(3,125,055)	(10,127,090)	(7,147,991)

Deemed dividend	415,800	1,034,682	1,660,200	1,109,682

Net loss attributable to common shareholders	$(4,028,388)	$(4,159,737)	$(11,787,290)	$(8,257,673)

Net loss per share: Basic and Diluted	$(0.10)	$(0.39)	$(0.57)	$(1.06)

Weighted average common shares: Basic and Diluted	39,366,633	10,786,551	20,684,102	7,763,782